EXHIBIT 11.1

               STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                           (In thousands, except per share data)
                                   (unaudited)


                                          Three Months Ended  Nine Months Ended
                                             September 30,       September 30,
                                          ------------------  ------------------
                                            2001      2000      2001      2000
                                          --------  --------  --------  --------
Net Income.........................       $  5,685  $ 13,197  $ 29,062  $ 40,293
                                          ========  ========  ========  ========

Basic earnings per share...........       $   0.11  $   0.26  $   0.57  $   0.80
                                          ========  ========  ========  ========

Weighted average shares
 outstanding-basic.................         50,956    50,364    50,848    50,247
                                          ========  ========  ========  ========

Diluted earnings per share.........       $   0.11  $   0.25  $   0.54  $   0.75
                                          ========  ========  ========  ========

Weighted average shares
 outstanding-diluted...............         53,288    53,612    53,682    53,531
                                          ========  ========  ========  ========

Calculation of weighted average
 shares:
   Weighted average common stock
    outstanding-basic..............         50,956    50,364    50,848    50,247
   Weighted average common stock
    options, utilizing the treasury
    stock method...................          2,332     3,248     2,834     3,284
                                          --------  --------  --------  --------

Weighted average shares
 outstanding-diluted...............         53,288    53,612    53,682    53,531
                                          ========  ========  ========  ========